Exhibit 5.2

October 1, 2020

GlaxoSmithKline Capital plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

Ladies and Gentlemen:

We have acted as special English counsel to GlaxoSmithKline Capital plc, a public limited company incorporated in England and Wales (“GSK Capital”) and GlaxoSmithKline plc, a public limited company incorporated in England and Wales (the “Guarantor”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-223982 and 333-223982-02), as amended as of its most recent effective date (September 28, 2020), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2 and 25.3, the “Registration Statement”) and the prospectus, dated March 28, 2018, as supplemented by the prospectus supplement thereto, dated September 28, 2020, (together, including the documents incorporated by reference therein, the “Prospectus”) of (i) guaranteed debt securities of GSK Capital consisting of U.S.$1,250,000,000 aggregate principal amount of 0.534% Notes due 2023 (the “Debt Securities”) and (ii) the guarantee of the Guarantor in respect of the Debt Securities (the “Guarantee” and, together with the Debt Securities, the “Securities”).

The Debt Securities and the related Guarantee are issued under an indenture dated as of April 6, 2004, as supplemented by the First Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Second Supplemental Indenture dated as of May 15, 2018, among GSK Capital, as issuer, the Guarantor and the Trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital, the Trustee, and Law Debenture Trust Company of New York) (the “Indenture”).

GlaxoSmithKline Capital plc. et al, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)

a Certificate of the Secretary of the Guarantor dated October 1, 2020 (the “2020 Guarantor’s Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of the Guarantor; and

(ii)	the minutes of the meetings of the Corporate Administration & Transactions Committee of the Guarantor held on September 28, 2020 and September 30, 2020 (the “2020 Guarantor Minutes”);

(d)

a Certificate of the Secretary of the Guarantor dated May 15, 2018 (the “2018 Guarantor’s Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of the Guarantor; and

(ii)

the minutes of the meetings of the Board of Directors of the Guarantor held on March 15, 2018 and the Corporate Administration & Transactions Committee of the Guarantor held on March 23, 2018, May 10, 2018 and May 11, 2018 (the “2018 Guarantor Minutes”);

(e)

a Certificate of the Secretary of the Guarantor dated March 21, 2014 (the “2014 Guarantor’s Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of the Guarantor (the “2014 Guarantor Memorandum and Articles”); and

(ii)

the minutes of the meetings of the Board of Directors of the Guarantor held on March 19, 2014 and the Corporate Administration & Transactions Committee of the Guarantor held on March 19, 2014 (the “2014 Guarantor Minutes”);

(f)

a Certificate of the Secretary of the Guarantor dated April 6, 2004 (the “2004 Guarantor’s Secretary’s Certificate”, and together with the 2018 Guarantor’s Secretary’s Certificate and the 2014 Guarantor’s Secretary’s Certificate, the “Guarantor Secretary’s Certificates”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

GlaxoSmithKline Capital plc. et al, p. 3

(i)	the Memorandum and Articles of Association of the Guarantor (the “2004 Guarantor Memorandum and Articles”); and

(ii)

the minutes of the meetings of the Board of Directors of the Guarantor held on October 4, 2002 and the Corporate Administration & Transactions Committee of the Guarantor held on March 28, 2003, September 2, 2003 and March 26, 2004 (the “2004 Guarantor Minutes”, and together with the 2020 Guarantor Minutes, the 2018 Guarantor Minutes and the 2014 Guarantor Minutes, the “Guarantor Minutes”);

(g)

a Certificate of the Secretary of GSK Capital dated October 1, 2020 (the “2020 GSK Capital Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK Capital; and

(ii)	the written resolutions of the Board of Directors of GSK Capital dated September 28, 2020 and September 30, 2020 (the “2020 GSK Capital Minutes”);

(h)

a Certificate of the Secretary of GSK Capital dated May 15, 2018 (the “2018 GSK Capital Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK Capital; and

(ii)	the minutes of the meetings of the Board of Directors of GSK Capital held on May 10, 2018 and May 11, 2018 (the “2018 GSK Capital Minutes”);

(i)

a Certificate of the Secretary of GSK Capital dated March 21, 2014 (the “2014 GSK Capital Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK Capital (the “2014 GSK Capital Memorandum and Articles”); and

(ii)	the minutes of the meetings of the Board of Directors of GSK Capital held on March 20, 2014 (the “2014 GSK Capital Minutes”);

(j)

a Certificate of the Secretary of GSK Capital dated April 6, 2004 (the “2004 GSK Capital Secretary’s Certificate”, and together with the 2020 GSK Capital Secretary’s Certificate, the 2018 GSK Capital Secretary’s Certificate and the 2014 GSK Capital Secretary’s Certificate, the “GSK Capital Secretary’s Certificates”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum and Articles of Association of GSK Capital (the “2004 GSK Capital Memorandum and Articles”); and

GlaxoSmithKline Capital plc. et al, p. 4

(ii)

the minutes of the meetings of the Board of Directors of GSK Capital held on March 26, 2004 (the “2004 GSK Capital Minutes”, and together with the 2020 GSK Capital Minutes, the 2018 GSK Capital Minutes and the 2014 GSK Capital Minutes, the “GSK Capital Minutes”);

(k)	facsimile copies of the Securities in global form as executed by GSK Capital and the Guarantor, as applicable, and authenticated by the Trustee; and

(l)	an executed copy of the Indenture, including the certificated form of Debt Securities.

In addition, we have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In this opinion letter, the Securities and the Indenture are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document”.

In rendering the opinions expressed below we have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)

the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of all statements in each of the Guarantor’s Secretary’s Certificates and in each of the GSK Capital Secretary’s Certificates as at the date of such certificates);

(d)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(e)

that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

(f)

that each of the Transaction Documents constitutes legal, valid and binding obligations of the parties thereto under all applicable laws (including the laws of the State of New York by which the Transaction Documents are expressed to be governed) enforceable in accordance with their terms and have the same meaning and effect as if they were governed by English law;

GlaxoSmithKline Capital plc. et al, p. 5

(g)

that each of the Transaction Documents has been or will be duly authorised, executed and delivered by or on behalf of each of the parties to such Transaction Document (other than the Guarantor and GSK Capital) and each such party (other than the Guarantor and GSK Capital) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(h)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(i)

that any limit on borrowings to which each of the Guarantor and GSK Capital is subject has not been exceeded, and that the entry into or the performance of the Transaction Documents will not cause any such limit on borrowings to be exceeded;

(j)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering legislation;

(k)

that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(l)

that the information relating to each of the Guarantor and GSK Capital disclosed by our searches on October 1, 2020 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to each of the Guarantor and GSK Capital was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of each of the Guarantor and GSK Capital that has been presented in England and Wales;

(m)

that each director of each of the Guarantor and GSK Capital has disclosed any interest which he may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the Articles of Association of each of the Guarantor and GSK Capital, and that none of the relevant directors of each of the Guarantor and GSK Capital has any interest in such transactions except to the extent permitted by the Articles of Association of each of the Guarantor and GSK Capital; and

(n)

that the execution and delivery of each of the Transaction Documents by each of the Guarantor and GSK Capital and the exercise of its respective rights and performance of its respective obligations thereunder will materially benefit the Guarantor or GSK Capital, as the case may be, and that the respective directors of the Guarantor and GSK Capital acted in good faith and in the interests of the Guarantor or GSK Capital, as the case may be, in approving each of the Transaction Documents and the transactions contemplated thereby.

GlaxoSmithKline Capital plc. et al, p. 6

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.

Each of the Guarantor and GSK Capital has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on October 1, 2020 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 10:23 AM BST on October 1, 2020, revealed no petition, order or resolution for the winding up of either the Guarantor or GSK Capital and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a)

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

(b)

the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against either the Guarantor or GSK Capital.

2.	Each of the Guarantor and GSK Capital possesses the corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.

3.	The Indenture has been duly authorised, executed and delivered by the Guarantor.

4.	The Indenture has been duly authorised, executed and delivered by GSK Capital.

GlaxoSmithKline Capital plc. et al, p. 7

We express no opinion as to any agreement, instrument or other document that may arise or be entered into, or as to any liability to tax or obligation to report to any tax authority that may arise or be incurred as a result of or in connection with the Transaction Documents, including, without limitation, the creation, issue or offer of the Debt Securities or the Guarantee or any other transaction.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Withdrawal Agreement and the European Union (Withdrawal) Act 2018), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of the Guarantor and GSK Capital dated October 1, 2020 and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sui-Jim Ho
Sui-Jim Ho, a Partner